Exhibit 9(a)


                               THE OLSTEIN FUNDS
                     RODNEY SQUARE MANAGEMENT CORPORATION
                           ADMINISTRATION AGREEMENT

     THIS ADMINISTRATION AGREEMENT is made as of the 18th day of August, 1995, between The Olstein Funds, a Delaware, business trust (the "Trust"), having its principal place of business in White Plains, New York, and Rodney Square Management Corporation, a corporation organized under the laws of the State of Delaware ("Rodney Square"), having its principal place of business in Wilmington, Delaware.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest ("Series"), par value $0.001 per share, each corresponding to a distinct portfolio;

     WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

     WHEREAS, at the present time, the Trust anticipates that it will establish multiple Series;

     WHEREAS, the Trust desires to employ Rodney Square to provide certain administrative services; and

     WHEREAS, Rodney Square is willing to furnish such services to the Trust with respect to each Series listed on Schedule A to this Agreement (each a "Fund," and two or more together "Funds") on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and Rodney Square agree as follows:

     1. APPOINTMENT. The Trust hereby appoints and employs Rodney Square as agent to perform those services described in this Agreement for the Trust such appointment to take effect at the close of business on the date first written above. Rodney Square shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth and in accordance with the principles of principal and agent enunciated by the common law.

     2.   DOCUMENTS.    The  Trust  has furnished Rodney  Square  with  copies
properly certified or authenticated of each of the following:

          a. The Trust's Certificate of Trust filed with the Secretary of the State of Delaware on April 3, 1995;

          b. The Trust's Agreement and Declaration of Trust and all amendments thereto and restatements thereof;



ADMIN.RTF
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          c.   The Trust's By-laws and all amendments thereto and restatements thereof (such By-laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-laws");

          d. Resolutions of the Trust's Board of Trustees authorizing the appointment of Rodney Square to provide certain accounting services to the Trust and approving this Agreement;

          e.   The  Trust's  Notification of Registration  filed  pursuant  to
Section 8(a) of the Investment Company Act as filed with the U.S. Securities and Exchange Commission (the "SEC") on May 1, 1995;

          f. The Trust's most recent Registration Statement on Form N-1A under the Securities Act of 1933 (the "1933 Act") (File No. 33-91770) and
under the 1940 Act (File No. 811-9038), as filed with the SEC relating to shares of beneficial interest in the Trust, and all amendments thereto;

          g. The Trust's most current Prospectus(es) and Statement(s) of Additional Information relating to the Fund(s);

          h.  The executed Trust agreements listed on Schedule B hereto; and

          i. If required, a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Trust by the CFTC which states that the Trust will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Trust by the CFTC which states that CFTC will not take any enforcement action if the Trust does not register as a "commodity pool operator."

          The  Trust will furnish Rodney Square from time to time with copies,
properly   certified  or  authenticated,  of  all  additions,  amendments   or
supplements to the foregoing, if any.

     3. FUND ADMINISTRATION. Subject to the direction and control of the Board of Trustees of the Trust and to the extent not otherwise the responsibility of, or provided by, the Trust or other supply agents of the Trust, Rodney Square shall provide the following administrative services:

          a.   Supply:

               (i)   office  facilities  (which may be in Rodney  Square's  or
                      its affiliates' own offices);

               (ii)  non-investment related statistical and research data;

               (iii) executive and administrative services;

               (iv)  stationery and office supplies at Trust expense;





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
               (v)   corporate  secretarial services, such as the  preparation
                      and distribution of materials at Trust expense for meetings of the Board of Trustees or shareholders and the preparation of the minutes of such meetings;

               (vi)  Trustees' and Officers' questionnaires; and

               (vii) quarterly  reports to the Board of Trustees  relating  to payments made pursuant to the 12b-1 plan adopted by the Trust.

          b. Prepare and file, if necessary, reports to shareholders of the Trust and reports with the SEC, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials, post-effective amendments to the Trust's registration statement, Rule 24f-2 Notices, Form N-SAR filings and prospectus supplements;

          c. Monitor the Trust's compliance with the investment restrictions and limitations imposed by the 1940 Act, and state Blue Sky laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Prospectus and SAI, the investment restrictions and limitations necessary for each Fund of the Trust to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statute, and propose applicable changes to the Trust's compliance manuals when necessary;

          d. Monitor sales of the Trust's shares and ensure that such shares are properly registered as required with the SEC and applicable state authorities;

          e.    Prepare   and   distribute  to  appropriate  parties   notices
announcing   the   declaration  of  dividends  and  other   distributions   to
shareholders;

          f. Prepare financial statements and footnotes and other financial information with such frequency and in such format as required to be included in reports to the Board of Trustees, shareholders, and the SEC;

          g.    Review   sales  literature  and  file  such  with   regulatory
authorities, as necessary;

          h. Provide information regarding material developments in state securities regulation; and

          i. Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees.

          j.    Update   and  supervise  the  preparation  and   printing   of
prospectuses.

     4. EXPENSES OF THE TRUST. The Trust agrees that it will pay all its expenses other than those expressly stated to be payable by Rodney Square hereunder, which expenses payable by the Trust shall include, without limitation:


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
          a. Fees payable for investment advisory services provided by the Trust's investment manager;

          b. Fees payable for services provided by the Trust's independent auditors;

          c.  Fees payable for accounting services;

          d. The cost of obtaining quotations for calculating the value of the assets of each Fund;

          e.  Taxes levied against the Trust or any Fund;

          f. Brokerage fees, mark-ups and commissions in connection with the purchase and sale of Fund securities;

          g.  Costs, including the interest expense, of borrowing money;

          h. Costs and/or fees incident to holding meetings of the Board of Trustees and shareholders, preparation (including typesetting and printing charges) and mailing of prospectuses, reports and proxy materials to the existing shareholders of the Trust, filing of reports with regulatory bodies, maintenance of the Trust's corporate existence, and registration of shares with federal and state securities authorities;

          i.  Legal fees and expenses;

          j. Costs of printing share certificates representing shares of the Trust;

          k. Fees payable to, and expenses of, members of the Board of Trustees who are not "interested persons" of the Trust;

          l.    Out-of-pocket  expenses  incurred  in  connection   with   the
provision of administration, custodial and transfer agency services;

          m. Premiums payable on the fidelity bond required by Section 17(g) of the 1940 Act, and any other premiums payable on insurance policies related to the Trust's business and the investment activities of its Funds;

          n.  Distribution fees, if any;

          o. Service fees, if any, payable by each Fund to the Distributors or others for providing personal services to the shareholders of each Fund and for maintaining shareholder accounts for those shareholders;

          p. Fees, voluntary assessments and other expenses incurred in connection with the Trust's membership in investment company organizations; and

          q. Such non-recurring expenses as may arise, including actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its Trust and officers with respect thereto.



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
          Except as otherwise agreed by Rodney Square, Rodney Square will not reimburse the Trust for (or have deducted from its fees payable under this Agreement) any Trust expenses in excess of any expense limitations imposed by state securities commissions having jurisdiction over the sale of Fund shares.

     5. RECORDKEEPING AND OTHER INFORMATION. Rodney Square shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section
31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     6. AUDIT, INSPECTION AND VISITATION. Rodney Square shall make available during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust, any person retained by the Trust or any regulatory agency having authority over the Trust.

     7. APPOINTMENT OF AGENTS. Rodney Square may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

     8.   RIGHT TO RECEIVE ADVICE.

          a. Advice of Trust. If Rodney Square shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including oral or written instructions where appropriate.

          b. Advice of Counsel. If Rodney Square shall be in doubt as to any question of law involved in any action to be taken or omitted by Rodney Square, it may request advice at its own cost from counsel of its own choosing (who may be the regularly retained counsel for the Trust or Rodney Square or the in-house counsel for Rodney Square, at the option of Rodney Square).

          c. Conflicting Advice. In case of conflict between directions, advice or oral or written instructions received by Rodney Square, Rodney Square shall be entitled to rely on and follow the advice received by written instructions alone.

          d. Protection of Rodney Square. Rodney Square shall be protected in any action or inaction which it takes in reliance on any directions, advice or oral or written instructions received pursuant to subsections a or b of this Section which Rodney Square, after receipt of any such directions, advice or oral or written instructions, in good faith believes to be consistent with such directions, advice or oral or written instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon Rodney Square any obligation (i) to seek such direction, advice or oral or written instructions, or (ii) to act in accordance with such directions, advice or

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
oral or written instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Rodney Square's properly taking or omitting to take such action. Nothing in this subsection shall excuse Rodney Square when an action or omission on the part of Rodney Square constitutes willful misfeasance, bad faith, negligence or reckless disregard by Rodney Square of its duties under this Agreement.

     9. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. Except as otherwise provided herein, the Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

     10. COMPENSATION. For the performance of its obligations under this Agreement, the Trust shall pay Rodney Square an administrative fee with respect to each Fund in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

     The Trust shall reimburse Rodney Square for all out-of-pocket expenses incurred by Rodney Square or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

     The Trust shall approve the payment of all out-of-pocket expenses in any calendar month by providing Rodney Square with written instructions signed by any two of the Trust personnel listed on Schedule C, as such schedule may be amended from time to time.

     11. USE OF RODNEY SQUARE'S NAME. The Trust shall not use the name of Rodney Square or any of its affiliates in any Prospectus, SAI, sales literature or other material relating to the Trust in a manner not approved prior thereto in writing by Rodney Square; provided, however, that Rodney
Square shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

     12. USE OF TRUST'S NAME. Neither Rodney Square nor any of its affiliates shall use the name of the Trust or any of its Series or material relating to the Trust or any of its Series on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name that merely refer in accurate terms to the appointment of Rodney Square hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

     13. LIABILITY OF RODNEY SQUARE OR AFFILIATES. Rodney Square and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of Rodney Square or any of its affiliates who may


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
be or become an officer or director of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust in such capacity (other than services or business in connection with Rodney Square's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of Rodney Square or any of its affiliates, even though paid by one of those entities. Rodney Square shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall Rodney Square be responsible for reviewing any such act or omissions. Rodney Square shall, however, be liable for its own acts and omissions subsequent to assuming responsibility under this Agreement as herein provided.

     14.  INDEMNIFICATION.

          a. The Trust agrees to indemnify and hold harmless Rodney Square, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or (ii) upon oral or written instructions. Neither Rodney Square nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of Rodney Square's or its directors', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

          b. Rodney Square agrees to indemnify and hold harmless the Trust from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney Square's or its directors', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

          c.   In order that the indemnification provisions contained in  this
Section 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.





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
     15. RESPONSIBILITY OF RODNEY SQUARE. Rodney Square shall be under no duty to take any action on behalf of the Trust except as specifically set herein or as may be specifically agreed to by Rodney Square in writing. In the performance of its duties hereunder, Rodney Square shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Rodney Square shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, Rodney Square shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of Rodney Square or reckless disregard by Rodney Square of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any oral or written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, which circumstances Rodney Square shall take minimal actions to minimize loss of data therefor.

     16. DURATION, TERMINATION, ETC. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force for a three
(3) year period from the date of its execution and thereafter from year to year, provided continuance after the three (3) year period is approved at least annually by (i) the vote of a majority of the Trustees of the Trust and
(ii) the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust, and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may at any time be terminated on one hundred and twenty (120) days written notice given to Rodney Square or by Rodney Square by one hundred and twenty (120) days written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by Rodney Square in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Section 13 hereof.







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
     Upon the termination of this Agreement, the Trust shall pay to Rodney Square such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by Rodney Square to such date. In the event that the Trust designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.

     Upon the termination of this Agreement within the initial three (3) year term by the Trust, the Trust's Board of Trustees or Rodney Square, the party initiating termination shall pay the other party with respect to each Fund in accordance with the provisions of liquidated damages described in Schedule A attached hereto, as such schedule may be amended from time to time.

     17. INSURANCE. Upon request Rodney Square shall provide the Trust with details regarding its insurance coverage, and Rodney Square shall notify the Trust should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefor. Rodney Square shall notify the Trust of any material claims against it, whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Rodney Square under its insurance coverage.

     18. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     Rodney Square and the Trust shall regularly consult with each other regarding Rodney Square's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to Rodney Square at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statement of the Trust (including exhibits) under the 1933 Act, as amended, and the 1940 Act, and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in Rodney Square's obligations under the foregoing provisions shall be subject to the burdened party's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein increases the cost to Rodney Square of performing its obligations hereunder by more than an insubstantial amount, Rodney Square shall be entitled to receive reasonable compensation therefor.

     19. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

     20. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     21. FURTHER ACTIONS. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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
     22. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

     23.   SHAREHOLDER  LIABILITY.  Rodney Square  acknowledges  that  it  has received notice of and accepts the limitations of liability set forth in the Trust's Declaration of Trust. Rodney Square agrees that the Trust's obligations hereunder shall be limited to the Trust, and that Rodney Square shall have recourse solely against the assets of the Fund with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Fund or against any shareholder, Trustee, officer, employee, or agent of the Trust.

     24. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                         THE OLSTEIN FUNDS



                                         By:  /s/ Robert A. Olstein

                                             Robert A. Olstein,
                                             Chairman and President


                                         RODNEY SQUARE MANAGEMENT CORPORATION


                                         By:  /s/ Martin L. Klopping

                                             Martin L. Klopping,
                                             President

                           ADMINISTRATION AGREEMENT

                                  SCHEDULE A

                               THE OLSTEIN FUNDS

                         FUND LISTING AND FEE SCHEDULE



FUND LISTING:  The Olstein Financial Alert Fund

FEE SCHEDULE:

For the services Rodney Square provides under the Administration Agreement attached hereto, The Olstein Funds (the "Trust") agrees to pay Rodney Square an administration fee with respect to each Fund listed below equal to the following calculation based on each Fund's assets:

          0.15% of assets from $0 - $50 million plus
          0.10% of assets from $50 million - $100 million plus
          0.07% of assets from $100 million - $200 million plus
          0.05% of assets in excess of $200 million

The administration fee is subject to a minimum fee of $50,000 for initial Fund of one Series and a $15,000 minimum for each additional Fund. The higher of the minimums or the calculated group assets fee will apply.

This administration fee shall be payable monthly as soon as practicable after the last day of each month based on the average of the daily net assets of each Fund, as determined at the close of business on each day throughout the month.

Out of pocket expenses shall be reimbursed by the Trust to Rodney Square or paid directly by the Trust.

LIQUIDATED DAMAGES:

Upon the termination of this Agreement within the initial three (3) year term by the Trust or the Trust's Board of Trustees, the Trust shall pay to Rodney Square liquidated damages with respect to each Fund in an amount equal to three (3) months of base fees as determined in the manner set forth above.

Upon the termination of this Agreement within the initial three (3) year term by Rodney Square, Rodney Square shall pay the Trust liquidated damages in an amount equal to $7,500.00 to compensate the Trust for any damages resulting from such termination, provided, that Rodney Square shall not be liable for liquidated damages if it pays or has paid the Trust liquidated damages of $7,500.00 in connection with the termination of any other Rodney Square agreement including, but not limited to, the Accounting Services Agreement and Transfer Agency Agreement (collectively, the "Service Agreements"). In the event Rodney Square terminates this Agreement within the initial three (3) year term, the Trust shall have the option, from the date of notice of such termination, to terminate any of the Service Agreements, without incurring liquidated damages, by providing one hundred and twenty (120) days written notice to Rodney Square.

                           ADMINISTRATION AGREEMENT

                                  SCHEDULE B

                               THE OLSTEIN FUNDS

                           TRUST AGREEMENTS SCHEDULE



1. The Investment Management Agreement between The Olstein Funds (the "Trust"), on behalf of The Olstein Financial Alert Fund (the "Fund"), and Olstein & Associates, L.P. (the "Investment Manager"), dated as of August 18, 1995;

2. The Accounting Services Agreement between the Trust and Rodney Square Management Corporation, a Delaware Corporation ("Rodney Square"), dated as of August 18, 1995;

3. The Transfer Agency Agreement between the Trust and Rodney Square, dated as of August 18, 1995;

4. The Custodian Agreement between the Trust and Wilmington Trust Company, dated as of August 18, 1995;

5. The Special Custody Account Agreement between the Trust, Wilmington Trust Company, and Bear, Sterns Securities Corp., dated as of August 18, 1995, to facilitate the Trusts short-selling activities; and

6. The Distribution Agreement among the Trust, the Investment Manager and Rodney Square Distributors, Inc., dated as of August 18, 1995.

                           ADMINISTRATION AGREEMENT

                                  SCHEDULE C

                               THE OLSTEIN FUNDS

                              AUTHORIZED PERSONS



The following persons have been duly authorized to authorize the payment of out-of-pocket expenses on behalf of the above-named Trust provided such payments are approved by at least two of such authorized persons:


     Robert A. Olstein                  /s/ Robert A. Olstein

     Erik K. Olstein                    /s/ Erik K. Olstein

     Michael Luper                      /s/ Michael Luper





































                                      C-1